                   Resorts International Hotel & Casino, Inc.
                                                                    Exhibit 12.1
                    Computation of Earnings to Fixed Charges
                             (Dollars in Thousands)


                                 Unaudited
                                   Three             Period from       Period from
                                   Months              April 25,        January 1,
                                   Ended              2001 to           2001 to
                                  March 31,          December 31,       April 24,
                               2002        2001         2001               2001         2000        1999           1998
                            ----------------------------------------------------------------------------------------------
                           (Successor) (Predecessor)  (Successor)     Predecessor) (Predecessor)(Predecessor)(Predecessor)

Earnings
  Pre-tax income (loss
   from operations           3,630       (5,510)         12,783           (4,893)     (22,406)    (33,363)       (5,511)
  Fixed Charges              2,778        6,196           7,117            7,918       25,179      21,337        19,762
                            ----------------------------------------------------------------------------------------------
    Total earnings
     available for
     fixed charges           6,408          686          19,900            3,025        2,773     (12,026)       14,251
                            ==============================================================================================

Fixed Charges
  Interest expense           2,461        6,088           6,219            7,673       24,703      20,999        19,455
  Interest component
   of operating leases         317          108             898              245          476         338           307
                            ----------------------------------------------------------------------------------------------
    Total fixed charges      2,778        6,196           7,117            7,918       25,179      21,337        19,762
                            ==============================================================================================
Ratio of earnings to
 fixed charges                2.31         0.11            2.80             0.38         0.11        0.00          0.72
                            ==============================================================================================
                                                                                                       (1)

                             1997
                         ------------
                         (Predecessor)

Earnings
  Pre-tax income (loss
   from operations           (2,928)
  Fixed Charges              19,086
                          ----------
    Total earnings
     available for
     fixed charges           16,158
                          ==========

Fixed Charges
  Interest expense           18,639
  Interest component
   of operating leases          447
                          ----------
    Total fixed charges      19,086
                          ==========
Ratio of earnings to
 fixed charges                 0.85
                          ==========


(1)  Earnings were inadequate to cover fixed charges by $9,311 for 1999.

     Per this ratio, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expensed plus the portion of rent expense under the operating leases deemed by us to be representative of the interest factor. Assuming the closing of the offering of the original notes and application of the related proceeds had occurred on April 25, 2001, the fixed charge ratio for the period from April 25, 2001 to December 31, 2001 would have been 1.24:1.